Exhibit H

Power of Attorney

I, Wang Zhijian am the legal representative of Shandong Heavy Industry Group Co., Ltd. (the “Company”).

Whereas the Company’s indirect holding subsidiary, Weichai Power Hong Kong International Development Co., Limited (“Weichai Hong Kong”), intends to sell its shares of common stock in Ballard Power Systems Inc. (“BLDP”), and pursuant to the U.S. Securities Exchange Act of 1934, Weichai Hong Kong is required to file an amendment to Schedule 13D. In accordance with the relevant provisions of the aforementioned regulations, the Company, as an indirect beneficial owner of BLDP, must also have duly authorized representatives execute relevant legal documents, including the Schedule 13D amendment.

Now, therefore, I hereby authorize and appoint Sun Chenglong as the authorized representative of the Company to execute, on behalf of the Company, all relevant legal documents, including the Schedule 13D amendment, for the aforementioned matters.

Term of Authorization: From November 5th, 2025, until the completion of the authorized matters.

The authorized representative shall not have the right to sub-delegate. This authorization is hereby granted.

Authorized Representative：Sun Chenglong

Company: Shandong Heavy Industry Group Co., Ltd.

Company: Shandong Heavy Industry Group Co., Ltd.

By:	/s/ Wang Zhijian
Name:	Wang Zhijian
Title:	Legal Representative

By:	/s/ Sun Chenglong
Name:	Sun Chenglong
Title:	Authorized Representative

Date: December 19, 2025